METROPOLITAN WEST FUNDS

Investment Management Agreement

THIS INVESTMENT MANAGEMENT AGREEMENT (this “Agreement”) is made as of the 31st day of March, 2010, by and between Metropolitan West Funds, a Delaware statutory trust (hereinafter called the “Trust”), on behalf of each series of the Trust listed in Appendix A hereto, as may be amended from time to time (hereinafter referred to individually as a “Fund” and collectively as the “Funds”) and Metropolitan West Asset Management, LLC, a California limited liability company (hereinafter called the “Manager”).

WITNESSETH:

WHEREAS, the Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is engaged in the business of supplying investment advice, investment management and administrative services, as an independent contractor; and

WHEREAS, the Trust desires to retain the Manager to render advice and services to the Funds pursuant to the terms and provisions of this Agreement, and the Manager is interested in furnishing said advice and services; and

WHEREAS, this Agreement replaces a prior investment management agreement that terminated because of a change of control of the Manager;

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.    Appointment of Manager.    The Trust hereby employs the Manager and the Manager hereby accepts such employment, to render investment advice and management services with respect to the assets of the Funds for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Trust’s Board of Trustees.

2.    Duties of Manager.

(a)    General Duties.    The Manager shall act as investment manager to the Funds and shall supervise investments of the Funds on behalf of the Funds in accordance with the investment objectives, programs and restrictions of the Funds as provided in the Trust’s governing documents, including, without limitation, the Trust’s Agreement and Declaration of Trust and By-Laws, or otherwise and such other limitations as the Trustees may impose from time to time in writing to the Manager. Without limiting the generality of the foregoing, the Manager shall: (i) furnish the Funds with advice and recommendations with respect to the investment of each Fund’s assets and the purchase and sale of portfolio securities for the Funds, including the taking of such other steps as may be necessary to implement such advice and recommendations; (ii) furnish the Funds with reports, statements and other data on securities, economic conditions and other pertinent subjects which the Trust’s Board of Trustees may reasonably request; (iii) manage the investments of the Funds, subject to the ultimate supervision and direction of the Trust’s Board of Trustees; (iv) provide persons satisfactory to the Trust’s Board of Trustees to act as officers and employees of the Trust and the Funds (such officers and employees, as well as certain trustees, may be trustees, directors, officers, partners, or employees of the Manager or its affiliates) but not including personnel to provide limited administrative services to the Fund not typically provided by the Fund’s administrator under separate agreement; and (v) render to the Trust’s Board of Trustees such periodic and special reports with respect to each Fund’s investment activities as the Board may reasonably request.

(b)    Brokerage. The Manager shall place orders for the purchase and sale of securities either directly with the issuer or with a broker or dealer selected by the Manager. In placing each Fund’s securities trades, it is recognized that the Manager will give primary consideration to securing the most favorable price and efficient execution, so that each Fund’s total cost or proceeds in each transaction will be the most favorable under all the circumstances. Within the framework of this policy, the Manager may consider the financial responsibility, research and investment information, and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Manager may be a party.

It is also understood that it is desirable for the Funds that the Manager have access to investment and market research and securities and economic analyses provided by brokers and others. It is also understood that brokers providing such services may execute brokerage transactions at a higher cost to the Funds than might result from the allocation of brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the purchase and sale of securities for the Funds may be made with brokers who provide such research and analysis, subject to review by the Trust’s Board of Trustees from time to time with respect to the extent and continuation of this practice to determine whether each Fund benefits, directly or indirectly, from such practice. It is understood by both parties that the Manager may select broker-dealers for the execution of the Funds’ portfolio transactions who provide research and analysis as the Manager may lawfully and appropriately use in its investment management and advisory capacities, whether or not such research and analysis may also be useful to the Manager in connection with its services to other clients.

On occasions when the Manager deems the purchase or sale of a security to be in the best interest of one or more of the Funds as well as of other clients, the Manager, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Manager in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients.

(c)    Administrative Services.    The Manager shall oversee the administration of the Funds’ business and affairs although the provision of administrative services, to the extent not covered by subparagraphs (a) or (b) above, is not the obligation of the Manager under this Agreement. Notwithstanding any other provisions of this Agreement, the Manager shall be entitled to reimbursement from the Funds for all or a portion of the reasonable costs and expenses, including salary, associated with the provision by Manager of personnel to render administrative services to the Funds.

3.    Best Efforts and Judgment.    The Manager shall use its best judgment and efforts in rendering the advice and services to the Funds as contemplated by this Agreement.

4.    Independent Contractor.    The Manager shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust or the Funds in any way, or in any way be deemed an agent for the Trust or for the Funds. It is expressly understood and agreed that the services to be rendered by the Manager to the Funds under the provisions of this Agreement are not to be deemed exclusive, and the Manager shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

5.    Manager’s Personnel.    The Manager shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Manager shall be deemed to include persons employed or retained by the Manager to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Manager or the Trust’s Board of Trustees may desire and reasonably request.

6.    Reports by Funds to Manager.    Each Fund will from time to time furnish to the Manager detailed statements of its investments and assets, and information as to its investment objective and needs, and will make available to the Manager such financial reports, proxy statements, legal and other information relating to each Fund’s investments as may be in its possession or available to it, together with such other information as the Manager may reasonably request.

7.    Expenses.

(a)    With respect to the operation of each Fund, and to the extent not paid or reimbursed through a plan adopted by the Fund under Rule 12b-1 under the 1940 Act, the Manager is responsible for (i) the compensation of any of the Trust’s trustees, officers, and employees who are affiliates of the Manager (but not the compensation of employees performing services in connection with expenses which are the Fund’s responsibility under Subparagraph 7(b) below), (ii) the expenses of printing and distributing the Funds’ prospectuses, statements of additional information, and sales and advertising materials (but not the legal, auditing or accounting fees attendant thereto) to prospective investors (but not to existing shareholders), and (iii) providing office space and equipment reasonably necessary for the operation of the Funds.

(b)    Each Fund is responsible for and has assumed the obligation for payment of all of its expenses, other than as stated in Subparagraph 7(a) above, including but not limited to: fees and expenses incurred in connection with the issuance, registration and transfer of its shares; brokerage and commission expenses; all expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities and other property of the Trust for the benefit of the Funds including all fees and expenses of its custodian, shareholder services agent and accounting services agent; interest charges on any borrowings; costs and expenses of pricing and calculating its daily net asset value and of maintaining its books of account required under the 1940 Act; taxes, if any; expenditures in connection with meetings of each Fund’s shareholders and Board of Trustees that are properly payable by the Fund; salaries and expenses of officers and fees and expenses of members of the Trust’s Board of Trustees or members of any advisory board or committee who are not members of, affiliated with or interested persons of the Manager; insurance premiums on property or personnel of each Fund which inure to its benefit, including liability and fidelity bond insurance; the cost of preparing and printing reports, proxy statements, prospectuses and statements of additional information of the Fund or other communications for distribution to existing shareholders; legal, auditing and accounting fees; trade association dues; fees and expenses (including legal fees) of registering and maintaining registration of its shares for sale under federal and applicable state and foreign securities laws; all expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Funds, if any; and all other charges and costs of its operation plus any extraordinary and non-recurring expenses, except as herein otherwise prescribed.

(c)    To the extent the Manager incurs any costs by assuming expenses which are an obligation of a Fund as set forth herein, such Fund shall promptly reimburse the Manager for such costs and expenses, except to the extent the Manager has otherwise agreed to bear such expenses. To the extent the services for which a Fund is obligated to pay are performed by the Manager, the Manager shall be entitled to recover from such Fund to the extent of the Manager’s actual costs for providing such services.

8.    Investment Advisory and Management Fee.

(a)    Each Fund shall pay to the Manager, and the Manager agrees to accept, as full compensation for all administrative and investment management and advisory services furnished or provided to such Fund pursuant to this Agreement, a management fee at the annual rate set forth in the Fee Schedule attached hereto as Appendix A, as may be amended in writing from time to time by the Trust and the Manager.

(b)    The management fee shall be accrued daily by each Fund and paid to the Manager on the first business day of the succeeding month.

(c)    The initial fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement and shall be prorated as set forth below. If this Agreement is terminated before the end of any month, the fee to the Manager shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

(d)    The Manager may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of a Fund under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Manager hereunder or to continue future payments. Any such reduction will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis. Any fee withheld pursuant to this paragraph from the Manager shall be reimbursed by the appropriate Fund to the Manager in the first, second or third (or any combination thereof) fiscal year next succeeding the fiscal year of the reduction to the extent approved by the Trust’s disinterested Trustees. The Manager may not request or receive reimbursement for prior reductions or reimbursements before payment of a Fund’s operating expenses for the current year and cannot cause a Fund to exceed any more restrictive limitation to which the Manager has agreed in making such reimbursement.

(e)    The Manager may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement prior to the time such compensation or reimbursement has accrued as a liability of the Fund. Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Manager hereunder.

9.    Fund Share Activities of Manager’s Officers and Employees.    The Manager agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Funds. This prohibition shall not prevent the purchase of such shares by any of the officers or bona fide employees of the Manager or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the 1940 Act.

10.    Conflicts with Trust’s Governing Documents and Applicable Laws.    Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust’s Agreement and Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust and Funds.

11.    Manager’s Liabilities.

(a)    In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Manager, the Manager shall not be subject to liability to the Trust or the Funds or to any shareholder of the Funds for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Funds.

(b)    The Funds shall indemnify and hold harmless the Manager and the partners, members, officers and employees of the Manager and its general partner (any such person, an “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) arising out of the Indemnified Party’s performance or non-performance of any duties under this Agreement provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.

(c)    No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or officer of the Manager (or its managers), from liability in violation of Sections 17(h) and (i) of the 1940 Act.

12.    Non-Exclusivity.    The Trust’s employment of the Manager is not an exclusive arrangement, and the Trust may from time to time employ other individuals or entities to furnish it with the services provided for herein. The Manager also may be retained by other advisory clients for the same or similar strategies employed by the Trust. If this Agreement is terminated with respect to any Fund, this Agreement shall remain in full force and effect with respect to all other Funds listed on Appendix A hereto, as the same may be amended.

13.    Term.    This Agreement shall become effective with respect to a particular Fund on the later of when the Registration Statement under the Securities Act of 1933 with respect to the shares of that Fund becomes effective by the Securities and Exchange Commission and when this Agreement has received requisite approval by the shareholders of that Fund, and shall remain in effect for a period of two (2) years, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter with respect to each Fund for additional periods not exceeding one (l) year so long as such continuation is approved for that Fund at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of that Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.

14.    Termination.    This Agreement may be terminated by the Trust on behalf of any one or more of the Funds at any time without payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of a Fund, upon sixty (60) days’ written notice to the Manager, and by the Manager upon sixty (60) days’ written notice to a Fund.

15.    Termination by Assignment.     This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act.

16.    Severability.     If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

17.    Definitions.     The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act.

18.    Notice of Declaration of Trust.     The Manager agrees that the Trust’s obligations under this Agreement shall be limited to the Funds and to their assets, and that the Manager shall not seek satisfaction of any such obligation from the shareholders of the Funds nor from any trustee, officer, employee or agent of the Trust or the Funds.

19.    Captions.     The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

20.    Governing Law.     This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Investment Advisers Act of 1940 and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

METROPOLITAN WEST FUNDS		METROPOLITAN WEST ASSET MANAGEMENT, LLC

By:	/s/ Joseph D. Hattesohl	By:	/s/ David Lippman

Title:	Treasurer	Title:	Chief Executive Officer

Appendix A to Investment Management Agreement

Name of Fund	Applicable Fee	Effective Date

Metropolitan West Total Return Bond Fund	0.35%	March 31, 2010

Metropolitan West Low Duration Bond Fund	0.30%	March 31, 2010

Metropolitan West Ultra Short Bond Fund	0.25%	March 31, 2010

Metropolitan West High Yield Bond Fund	0.50%	March 31, 2010

Metropolitan West Intermediate Bond Fund	0.35%	April 9, 2010

Metropolitan West AlphaTrakSM 500 Fund	0.35%± up to 0.35%(1)	March 31, 2010

Metropolitan West Strategic Income Fund	1.20%± up to 0.70%(2)	April 9, 2010

METROPOLITAN WEST FUNDS		METROPOLITAN WEST ASSET MANAGEMENT, LLC

By:	/s/ Joseph D. Hattesohl	By:	/s/ David Lippman

Title:	Treasurer	Title:	Chief Executive Officer

[See notes on continuation pages.]

(1)	METROPOLITAN WEST ALPHATRAKSM 500 FUND (THE “FUND”)

a.

The management fee payable to the Manager shall consist of two parts, a basic fee equal to an annual rate of 0.35% (the “Basic Fee”) and a performance adjustment of up to an annual rate of positive or negative 0.35% (the “Performance Adjustment”). The Basic Fee and the Performance Adjustment shall be accrued daily by the Fund. Accruals of (but not payments of) the Performance Adjustment may be made on an estimated basis.

b.	The daily portion of Basic Fee shall be accrued daily based on the net assets of the Fund that day.

c.

The daily portion of Performance Adjustment shall be accrued daily based on the average daily net assets over the Performance Period (as defined below). The Performance Adjustment (expressed as dollars) with respect to any accrual or payment of the management fee under Section 8 of this Agreement shall not exceed the positive or negative Performance Adjustment otherwise applicable to that payment (expressed as a percentage) applied instead to the net assets used to calculate the Basic Fee.

d.

The Performance Adjustment shall be equal to 35% of the amount by which the investment performance of the Fund during the Performance Period exceeds, or is exceeded by, the investment record of the Standard & Poors 500 Stock Index (“S&P 500TM ”) plus an annual rate of 0.30% over the same Performance Period, up to a maximum Performance Adjustment of a positive or negative annual rate of 0.35%.

e.	The “Performance Period” shall consist of a rolling period of three (3) months. (The Performance Period shall include periods before the effective date of this Agreement to the extent applicable.)

f.

The investment performance for the Fund with respect to a particular Performance Period shall be calculated using the highest expense (lowest performing) share class (if the Fund designates another share class) and shall be based on the sum of: (i) the change in the Fund’s net asset value per share during that Performance Period plus any Basic Fee and Performance Adjustment accrued per share during that Performance Period but less the maximum possible Basic Fee and Performance Adjustment that could be accrued per share in any Performance Period (that is, the change in net asset value per share assuming the accrual of a maximum management fee at an annual rate of 0.70%), (ii) the value of any cash distributions per share accumulated during that Performance Period, and (iii) the value of any capital gains taxes per share paid or payable on undistributable realized long-term capital gains accumulated during that Performance Period, which collectively shall be expressed as a percentage of the Fund’s net asset value per share at the beginning of that Performance Period.

g.

The investment record for the S&P 500 with respect to a particular Performance Period shall be based on the sum of: (i) the change in the level of the S&P 500 during that Performance Period and (ii) the value of cash distributions made by companies whose securities comprise the S&P 500 accumulated during that

Performance Period and reinvested in the S&P 500 at least as frequently as the end of the quarter following the payment of the dividend, which together shall be expressed as a percentage of the level of the S&P 500 at the beginning of that Performance Period.

h.	By way of example only:

Fund performance of the Fund for the three months ended September 30th	2.750%

Annualized Fund Performance = ((1+ 0.02750) ^ (365 / 92) - 1) * 100	11.364%

Average daily net assets for the three months ended September 30th	$100,000,000
Accrued (and paid) management fee for that period	$125,000
Actual Management Fee percentage (125,000 / 100,000,000) * 100	0.125%
Annualized actual management fee [(1 + 0.00125) ^ (365 / 92) - 1] *100	0.497%

Annualized maximum possible management fee for period	0.700%

Investment performance of the Fund =
Fund performance + Actual Management Fee - Maximum Management Fee
(11.364% + 0.497% - 0.70%)	11.161%

Investment record of S&P 500 for the three months ended September 30 = 2.50%	2.50%
Annualized S&P 500 Performance = ((1 + 0.025) ^ (365 / 92) - 1) * 100	10.292%

Performance Adjustment = 35% * (11.161% - (10.292% + 0.30%)) =	0.199%

September Performance Fee =
Performance Adjustment * Average daily net assets for the three months ended September 30th * 30/365 =
0.199% * $100,000,000 * 30 / 365 =	16,356.16

(2)	METROPOLITAN WEST STRATEGIC INCOME FUND (THE “FUND”)

a.

The management fee payable to the Manager shall consist of two parts, a basic fee equal to an annual rate of 1.20% (the “Basic Fee”) and a performance adjustment of up to an annual rate of positive or negative 0.70% (the “Performance Adjustment”). The Basic Fee and the Performance Adjustment shall be accrued daily by the Fund. Accruals of (but not payments of) the Performance Adjustment may be made on an estimated basis.

b.	The daily portion of Basic Fee shall be accrued daily based on the net assets of the Fund that day.

c.

The daily portion of Performance Adjustment shall be accrued daily based on the average daily net assets over the Performance Period (as defined below). The Performance Adjustment (expressed as dollars) with respect to any accrual or payment of the management fee under Section 8 of this Agreement shall not exceed the positive or negative Performance Adjustment otherwise applicable to that payment (expressed as a percentage) applied instead to the net assets used to calculate the Basic Fee.

d.

The Performance Adjustment shall be equal to 35% of the amount by which the investment performance of the Fund during the Performance Period exceeds, or is exceeded by, the investment record of the Merrill Lynch 3-Month U.S. Treasury Bill Index (the “Index”) plus an annual rate of 0.10% over the same Performance Period, up to a maximum Performance Adjustment of a positive or negative annual rate of 0.70%.

e.	The “Performance Period” shall consist of a rolling period of twelve (12) months. (The Performance Period shall include periods before the effective date of this Agreement to the extent applicable.)

f.

The investment performance for the Fund with respect to a particular Performance Period shall be calculated using the highest expense (lowest performing) share class and shall be based on the sum of: (i) the change in the Fund’s net asset value per share during that Performance Period plus any Basic Fee and Performance Adjustment accrued per share during that Performance Period but less the maximum possible Basic Fee and Performance Adjustment that could be accrued per share in any Performance Period (that is, the change in net asset value per share assuming the accrual of a maximum management fee at an annual rate of 1.90%), (ii) the value of any cash distributions per share accumulated during that Performance Period, and (iii) the value of any capital gains taxes per share paid or payable on undistributable realized long-term capital gains accumulated during that Performance Period, which collectively shall be expressed as a percentage of the Fund’s net asset value per share at the beginning of that Performance Period.

g.

The investment record for the Index with respect to a particular Performance Period shall be based on the sum of: (i) the change in the level of the Index during that Performance Period and (ii) the value of cash distributions (interest payments) made by securities that comprise the Index accumulated during that Performance Period and reinvested in the Index at least as frequently as the end of the quarter following the payment of the distribution (interest), which together shall be expressed as a percentage of the level of the Index at the beginning of that Performance Period.

h.	By way of example only:

Strategic Income Fund
Fund performance for the twelve months ended June 30th	6.000%

Average daily net assets for the twelve months ended June 30th	$100,000,000
Accrued (and paid) management fee for that period	$1,200,000
Actual Management Fee percentage ((1,200,000 / 100,000,000) * 100)	1.200%

Maximum possible management fee for period	1.900%

Investment performance of the Fund =
Fund performance + Actual Management Fee - Maximum Management Fee (7.500% + 1.200% - 1.900%)	5.300%

Investment record of Index for the twelve months ended June 30th = 4.00%	4.000%

Performance Adjustment = 35% * (5.300% - (4.000% + 0.100%)) =	0.420%

June Performance Fee =
Performance Adjustment * Average daily net assets for the twelve months ended June 30th * 30 / 365 =
0.420% * $100,000,000 * 30 / 365 =	34,520.55